Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Adds Expertise to Strengthen its Board of Directors

Appoints Law Enforcement Veteran Joe DiSalvo and Chief Franchise Officer Mike Weinberger to Board of Directors

PHOENIX – May 12, 2021 – Item 9 Labs Corp. (OTCQX: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products, announced today that law enforcement veteran Joe DiSalvo and the Company’s Chief Franchise Officer Mike Weinberger have been appointed to its Board of Directors.

DiSalvo’s appointment demonstrates the Company’s focus on strengthening its corporate governance through more independent directors.

A seasoned law enforcement officer, DiSalvo brings decades of experience in supporting cannabis legalization. He is currently serving his third term as Sheriff of the Pitkin County Sheriff's Office, located in Aspen, Colorado, a position he has held since 2010. Upon approval of Amendment 64 in Colorado, which made it the first state to legalize retail sale of adult-use cannabis, he founded the Valley Marijuana Council (VMC) to ensure there was education, safe use as well as safe storage and sale of the new retail products. The VMC sponsored school education programs, enacted rules for dispensaries to follow in addition to the guidelines provided by the state and educated parents on juvenile drug use. The organization also created an extensive program for dispensary employees to ensure each customer was properly educated before purchasing cannabis in Aspen. The program had a significant impact on the successful rollout of legal cannabis in Aspen and continues to influence neighboring counties.

“The success of legal cannabis comes down to one thing, education,” said DiSalvo. “Item 9 Labs is a people-first company with extensive education and training programs for its retail teams and the dispensaries that sell their products. They’re setting the bar for what conscious cannabis companies should do.”

With the recent acquisition of OCG Inc., Weinberger, previously COO of OCG Inc. and named Item 9 Labs’ Chief Franchise Officer at completion of the transaction, also joins the Company’s board. Weinberger leads all franchise-related growth areas of Unity Rd., while overseeing day-to-day operations of the franchise. A culture creator and growth driver with around 20 years in franchising, his professional experience has been focused on growing emerging concepts into nationally recognized brands. He has been instilling his franchise knowledge into the cannabis space since 2018 and paved the path for bringing the franchise business model to cannabis, opening the doors to cannabis entrepreneurship through the Unity Rd. franchise opportunity.

Previously, Weinberger was the CEO of Maui Wowi, a global coffee and smoothie franchise with more than 500 units, and led its successful sale to Kahala Brands. Upon acquisition, his role shifted to Brand President and VP of Franchise Development, overseeing Kahala Brands’ nontraditional portfolio and growth strategies.

Item 9 Labs CEO, Andrew Bowden, said, “Cannabis is still relatively ‘new’ to most. There’s a lot of teaching to do and best practices to be shared, which makes Joe and Mike’s unique perspectives valuable assets for our future growth.”

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by 650,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Phone: 480-542-9421

Email: jayne@item9labs.com

Investor Contact:

Item 9 Labs

Phone: 800-403-1140

Email: investors@item9labs.com